Exhibit 99.1

EPR PROPERTIES REPORTS FOURTH QUARTER AND
2014 YEAR-END RESULTS

Company Achieves Record Quarterly and Annual Revenues

Kansas City, MO, February 24, 2015 -- EPR Properties (NYSE:EPR) today announced operating results for the fourth quarter and year ended December 31, 2014.

Three Months Ended December 31, 2014

•	Total revenue was $104.7 million for the fourth quarter of 2014, representing a 17% increase from $89.4 million for the same quarter in 2013.

•
Net income available to common shareholders was $46.7 million, or $0.81 per diluted common share, for the fourth quarter of 2014 compared to $57.1 million, or $1.12 per diluted common share, for the same quarter in 2013.

•
Funds From Operations (FFO) for the fourth quarter of 2014 was $63.5 million, or $1.10 per diluted common share, compared to $63.3 million, or $1.23 per diluted common share, for the same quarter in 2013.

•
FFO as adjusted for the fourth quarter of 2014 was $65.1 million, or $1.13 per diluted common share, compared to $49.6 million, or $0.97 per diluted common share, for the same quarter in 2013, representing a 16% increase in per share results.

Year Ended December 31, 2014

•	Total revenue was $385.1 million for the year ended December 31, 2014, representing a 12% increase from $343.1 million for the same period in 2013.

•
Net income available to common shareholders was $155.8 million, or $2.86 per diluted common share, for the year ended December 31, 2014 compared to $156.4 million, or $3.24 per diluted common share, for the same period in 2013.

•	FFO for the year ended December 31, 2014 was $220.5 million, or $4.04 per diluted common share, compared to $199.4 million, or $4.13 per diluted common share, for the same period in 2013.

•
FFO as adjusted for the year ended December 31, 2014 was $225.1 million, or $4.13 per diluted common share, compared to $188.2 million, or $3.90 per diluted common share, for the same period in 2013, representing a 6% increase in per share results.

David Brain, President and CEO, commented, “2014 was a noteworthy year for EPR as we delivered record revenues, achieved record investment spending and announced our fifth consecutive significant dividend increase. Looking ahead, we see strong investment opportunities in each of our three primary segments, and with our solid balance sheet we believe that we are well positioned to deliver ongoing earnings growth.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended December 31,
	2014		2013
	Amount	FFO/share	Amount	FFO/share
FFO	$63,451	$1.10	$63,290	$1.23
Costs associated with loan refinancing or payoff	301	0.01	—	—
Transaction costs	1,131	0.02	1,096	0.02
Deferred income tax expense (benefit)	184	—	(14,787)	(0.28)
FFO as adjusted	$65,067	$1.13	$49,599	$0.97

Dividends declared per common share		$0.855		$0.790
FFO as adjusted payout ratio		76%		81%

	Year Ended December 31,
	2014		2013
	Amount	FFO/share	Amount	FFO/share
FFO	$220,453	$4.04	$199,405	$4.13
Costs associated with loan refinancing or payoff	301	0.01	6,166	0.12
Transaction costs (benefit)	(924)	(0.01)	1,955	0.04
Provision for loan loss	3,777	0.07	—	—
Gain on early extinguishment of debt	—	—	(4,539)	(0.09)
Gain on sale of land	(330)	(0.01)	—	—
Deferred income tax expense (benefit)	1,796	0.03	(14,787)	(0.30)
FFO as adjusted	$225,073	$4.13	$188,200	$3.90

Dividends declared per common share		$3.42		$3.16
FFO as adjusted payout ratio		83%		81%

Portfolio Update

The Company's investment portfolio consisted of the following at December 31, 2014:

•
The Entertainment segment included investments in 126 megaplex theatre properties, nine entertainment retail centers (which include eight additional megaplex theatre properties and one live performance venue) and six family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 11.7 million square feet and was 99% leased, including megaplex theatres that were 100% leased.

•
The Education segment included investments in 62 public charter school properties, five early education centers and two private school properties. The Company’s portfolio of owned education properties consisted of 3.3 million square feet and was 100% leased.

•	The Recreation segment included investments in nine metro ski parks, four waterparks and ten golf entertainment complexes. The Company’s portfolio of owned recreation properties was 100% leased.

•	The Other segment consisted primarily of the land held for development related to the Adelaar casino and resort project in Sullivan County, New York.

The combined owned portfolio consisted of 15.9 million square feet and was 99% leased. As of December 31, 2014, the Company also had invested approximately $181.8 million in property under development.

Investment Update

The Company's investment spending during the three months ended December 31, 2014 totaled $141.1 million, bringing the year-to-date investment spending to $612.7 million, and included investments in each of its four operating segments:

•
Entertainment investment spending totaled $16.9 million, and was related primarily to the purchase of land under a theatre and adjacent retail as well as investments in build-to-suit construction of three megaplex theatres, each of which is subject to a long-term triple net lease agreement.

•
Education investment spending totaled $48.1 million, and was related to investments in build-to-suit construction of 18 public charter schools, three private schools and 12 early childhood education centers, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•
Recreation investment spending totaled $74.8 million, and was related to build-to-suit construction of 14 Topgolf golf entertainment facilities and additional improvements at Camelback Mountain Resort, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•	Other investment spending totaled $1.3 million, and was related to the Adelaar casino and resort project in Sullivan County, New York.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total debt to total assets plus accumulated depreciation) of 39% at December 31, 2014. The Company had $3.3 million of unrestricted cash on hand and $62.0 million outstanding under its $535.0 million unsecured revolving credit facility at December 31, 2014.

Asset Recycling

In conjunction with Peak Resorts, Inc. (Peak) becoming a publicly traded company, on December 2, 2014, the Company received $76.2 million from Peak representing full prepayment of three mortgage notes receivable and partial prepayment for one mortgage note receivable related to five metro ski parks and one development property. In conjunction with this payoff, the Company received a prepayment fee of $5.0 million which is included in mortgage and other financing income. The maturity dates of the remaining mortgage notes receivable totaling $93.6 million at December 31, 2014 were extended to December 31, 2034. Additionally, $0.3 million of prepaid mortgage fees were written off which are included in costs associated with loan refinancing.

During the fourth quarter of 2014, the Company completed the sale of its remaining vineyard and winery properties for total net proceeds of $8.0 million and recognized a gain of $0.9 million.

Subsequent to year-end, on January 27, 2015, the Company completed the sale of a theatre located in Los Angeles, California for net proceeds of $42.7 million and recognized a gain on sale of $23.7 million.

Adelaar Casino and Resort Project Update

As previously announced, on December 17, 2014, Empire Resorts, Inc.’s wholly owned subsidiary, Montreign Operating Company, LLC, the Company's partner for the gaming venue within the planned Adelaar four-season destination resort, was selected in a unanimous vote by the New York State Gaming Facility Location Board to apply to the New York State Gaming Commission for a gaming facility license for the venue. If the gaming facility license is awarded, construction of the gaming facility is expected to commence soon thereafter as financing commitments and almost all approvals and permits have been obtained.

Chief Executive Officer Retirement

As separately disclosed, Mr. Brain, the Company's President and Chief Executive Officer, is retiring from the Company and will receive retirement severance amounts which are expected to result in a charge to earnings in the first quarter of 2015 in a range of $18 million to $19 million. The Company expects to exclude this charge from its calculation of FFO as adjusted.

Dividend Information

The Company declared regular monthly cash dividends during the fourth quarter of 2014 totaling $0.855 per common share. The Company also declared fourth quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

As previously announced, the Company declared regular monthly cash dividends to common shareholders of $0.3025 per common share for each of the months of January and February 2015. This dividend level represents an annualized dividend of $3.63 per common share, an increase of 6.1% over 2014 and the Company’s fifth consecutive year with an annual dividend increase.

Guidance

The Company is increasing its  2015 guidance for FFOAA as adjusted per share to a range of $4.32 to 4.42 from a range of $4.30 to $4.40 (excluding the anticipated retirement severance charge discussed above) and is maintaining its 2015 investment spending guidance of $500.0 million to $550 million.

Quarterly and Year-End Supplemental

The Company's supplemental information package for the fourth quarter and year ended December 31, 2014 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Rental revenue	$75,914	$65,952	$286,673	$248,709
Tenant reimbursements	4,308	4,653	17,663	18,401
Other income	303	145	1,009	1,682
Mortgage and other financing income	24,144	18,602	79,706	74,272
Total revenue	104,669	89,352	385,051	343,064
Property operating expense	6,961	6,413	24,897	26,016
Other expense	206	150	771	658
General and administrative expense	6,306	6,146	27,566	25,613
Costs associated with loan refinancing or payoff	301	—	301	6,166
Gain on early extinguishment of debt	—	—	—	(4,539)
Interest expense, net	20,015	20,632	81,270	81,056
Transaction costs	1,131	1,096	2,452	1,955
Provision for loan losses	—	—	3,777	—
Depreciation and amortization	17,989	14,807	66,739	53,946
Income before equity in income from joint ventures and other items	51,760	40,108	177,278	152,193
Equity in income from joint ventures	395	230	1,273	1,398
Gain on sale or acquisition, net	879	3,017	1,209	3,017
Gain on sale of investment in a direct financing lease	—	—	220	—
Gain on previously held equity interest	—	4,853	—	4,853
Income before income taxes	53,034	48,208	179,980	161,461
Income tax benefit (expense)	(896)	14,176	(4,228)	14,176
Income from continuing operations	$52,138	$62,384	$175,752	$175,637
Discontinued operations:
Income from discontinued operations	497	135	505	333
Transaction (costs) benefit	—	—	3,376	—
Gain on sale or acquisition of real estate	—	523	—	4,256
Net income attributable to EPR Properties	52,635	63,042	179,633	180,226
Preferred dividend requirements	(5,951)	(5,951)	(23,807)	(23,806)
Net income available to common shareholders of EPR Properties	$46,684	$57,091	$155,826	$156,420
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.81	$1.11	$2.80	$3.16
Income from discontinued operations	0.01	0.01	0.07	0.10
Net income available to common shareholders	$0.82	$1.12	$2.87	$3.26
Diluted earnings per share data:
Income from continuing operations	$0.80	$1.11	$2.79	$3.15
Income from discontinued operations	0.01	0.01	0.07	0.09
Net income available to common shareholders	$0.81	$1.12	$2.86	$3.24
Shares used for computation (in thousands):
Basic	57,141	50,792	54,244	48,028
Diluted	57,355	50,959	54,444	48,214

EPR Properties
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
FFO:
Net income available to common shareholders of EPR Properties	$46,684	$57,091	$155,826	$156,420
Gain on sale or acquisition of real estate	(879)	(3,540)	(879)	(7,273)
Gain on sale of investment in a direct financing lease	—	—	(220)	—
Gain on previously held equity interest	—	(4,853)	—	(4,853)
Real estate depreciation and amortization	17,582	14,528	65,501	54,564
Allocated share of joint venture depreciation	64	64	225	547
FFO available to common shareholders of EPR Properties	$63,451	$63,290	$220,453	$199,405
FFO available to common shareholders of EPR Properties	$63,451	$63,290	$220,453	$199,405
Add: Preferred dividends for Series C preferred shares	1,941	1,941	7,763	7,763
Diluted FFO available to common shareholders	$65,392	$65,231	$228,216	$207,168

FFO per common share attributable to EPR Properties:
Basic	$1.11	$1.25	$4.06	$4.15
Diluted	1.10	1.23	4.04	4.13
Shares used for computation (in thousands):
Basic	57,141	50,792	54,244	48,028
Diluted	59,353	52,933	56,433	50,176

Weighted average shares outstanding-diluted EPS	57,355	50,959	54,444	48,214
Effect of dilutive Series C preferred shares	1,998	1,974	1,989	1,962
Adjusted weighted average shares outstanding-diluted	59,353	52,933	56,433	50,176

Other financial information:
Straight-lined rental revenue	$3,515	$1,575	$8,665	$4,846
Dividends per common share	$0.86	$0.79	$3.42	$3.16

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, preferred share redemption costs and transaction costs (benefit), less gain on early extinguishment of debt, gain (loss) on sale of land and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.
The additional 2.0 million common shares that would result from the conversion of our 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of our 9.0% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share for the three months and years ended December 31, 2014 and 2013 because the effect is anti-dilutive. However, because a conversion of the 5.75% Series C cumulative convertible preferred shares would be dilutive to FFO and per share for the three months and years ended December 31, 2014 and 2013, these adjustments have been made in the calculation of diluted FFO per share for these periods.

EPR Properties
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	December 31,
	2014	2013
Assets
Rental properties, net of accumulated depreciation of $465,660 and $409,643 at December 31, 2014 and 2013, respectively	$2,451,534	$2,104,151
Land held for development	206,001	201,342
Property under development	181,798	89,473
Mortgage notes and related accrued interest receivable	507,955	486,337
Investment in a direct financing lease, net	199,332	242,212
Investment in joint ventures	5,738	5,275
Cash and cash equivalents	3,336	7,958
Restricted cash	13,072	9,714
Deferred financing costs, net	19,909	23,344
Accounts receivable, net	47,282	42,538
Other assets	66,091	59,932
Total assets	$3,702,048	$3,272,276
Liabilities and Equity
Accounts payable and accrued liabilities	$82,180	$72,327
Dividends payable	22,233	19,553
Unearned rents and interest	25,623	17,046
Debt	1,645,523	1,475,336
Total liabilities	1,775,559	1,584,262
EPR Properties shareholders’ equity	1,926,112	1,687,637
Noncontrolling interests	377	377
Total equity	1,926,489	1,688,014
Total liabilities and equity	$3,702,048	$3,272,276

About EPR Properties

EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $4.0 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “anticipates,”

“estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com